UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2026

GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.
On August 12, 2026, Granite Construction Incorporated (the “Company”) issued 662,383 shares of common stock, par value $0.01 per share, to settle conversions of $273.7 million aggregate principal amount of the Company’s outstanding 3.75% Convertible Senior Notes due 2028 (the “2028 Notes”). The shares were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 as the transactions involved the exchange of securities of the same issuer with existing security holders.

Item 8.01	Other Events.
As previously disclosed, on May 19, 2026, the Company called the outstanding $273.7 million aggregate principal amount of the 2028 Notes for redemption on August 10, 2026. In connection therewith, on August 4, 2026, the Company entered into unwind agreements (the “Unwind Agreements”) with certain financial institutions (the “Capped Call Counterparties”) to unwind and terminate in full the capped call transactions that were entered into in connection with the offering of the 2028 Notes (the “2028 Notes Capped Call Transactions”). Pursuant to the Unwind Agreements, on August 11, 2026, the Capped Call Counterparties paid the Company approximately $148 million in the aggregate to unwind and terminate the 2028 Notes Capped Call Transactions.

On August 12, 2026, the Company paid approximately $715 million in cash (including cash paid in lieu of fractional shares), which was funded in part by cash proceeds received by the Company pursuant to the settlement of the Unwind Agreements, and issued 662,383 shares of common stock, each as further described above, to settle its obligations with respect to the 2028 Notes that were submitted for conversion in connection with the redemption of the 2028 Notes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ Staci M. Woolsey
Staci M. Woolsey
Executive Vice President and Chief Financial Officer

Date: August 13, 2026